EXHIBIT 4.1
ASTRONICS CORPORATION
2011 EMPLOYEE STOCK OPTION PLAN
SECTION 1. PURPOSE
The purpose of the 2011 Employee Stock Option Plan (the “Plan”) of ASTRONICS CORPORATION, a New York corporation (the “Company”), is to enable the Company to attract, retain, and motivate key employees responsible for the success and growth of the Company by offering selected officers and other key employees of the Company and its Subsidiaries an opportunity to purchase Shares of Company Stock. The Plan provides for the grant of Options to purchase Shares. Options granted under the Plan may include Non-Qualified Stock Options (“NQSOs”) as well as options that are intended to qualify as Incentive Stock Options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company intends that Options granted pursuant to the Plan be exempt from Section 409A of the Code, and the Options granted will be so construed.
Certain capitalized terms used in this Plan are defined in Section 2.
SECTION 2. DEFINITIONS
a.	“Board” means the Board of Directors of the Company.

b.	“Cause” has the meaning set forth in Section 6(i).

c.	“Change in Control” means
i.	The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after the merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to the merger, consolidation or other reorganization; or

ii.	The sale, transfer or other disposition of all or substantially all of the Company’s assets.
A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before the transaction, or if it is a Designated Exchange Transaction. A “Designated Exchange Transaction” is any reorganization, share exchange or other transaction so designated by the Board, following the occurrence of which (i) the Options remain outstanding or (ii) the Options are assumed by a surviving or new corporation and new options with substantially the same terms are substituted in accordance with Section 424(a) of the Code, and only to the extent permitted without subjecting such Options to Section 409A of the Code.
d.	“Committee” means the Stock Option Committee of the Board, consisting of at least 2 Directors who are not eligible to participate in the Plan and who are appointed to the Committee by the Board.

e.	“Director” means a member of the Board.

f.	“Exercise Price” means the amount for which one Share may be purchased when an Option is exercised, as specified by the Committee in the applicable Stock Option Agreement.

g.	“Fair Market Value” has the meaning set forth in Section 6(c).

h.	“Option” means an ISO or NQSO granted under the Plan that entitles the holder to purchase Shares.

i.	“Optionee” means a person who holds an Option.

j.	“Share” means one share of Stock, as adjusted in accordance with Section 8 (if applicable).

k.	“Stock” means the Common Stock or Class B Stock of the Company.

l.	“Stock Option Agreement” means the agreement or other instrument between the Company and an Optionee that evidences and sets forth the terms, conditions and restrictions pertaining to the Optionee’s Option.

m.	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan will be considered a Subsidiary commencing as of the date.
SECTION 3. ADMINISTRATION
a.	Stock Option Committee. The Plan will be administered by the Committee. Subject to and not inconsistent with the provisions of the Plan, the Committee has the full authority and responsibility to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including the power to;
i.	Determine and designate those employees selected to receive Options, the time at which each Option will be granted, and the number of Shares subject to each Option;
ii.	Determine the time and manner of exercise, the duration of the exercise periods, and the exercise price of the Options granted;
iii.	Prescribe, amend, or rescind any rules and regulations necessary or appropriate for the administration of the Plan;
iv.	Correct any defect, supply any deficiency, and reconcile any inconsistency in the Plan or in any related Option or agreement; and
v.	Make other determinations and take such other action in connection with the administration of the Plan as it deems necessary or advisable.
b.	Delegation of Duties. The Committee may direct appropriate officers of the Company to implement its rules, regulations and determinations and to execute and deliver on behalf of the Company such documents, forms, agreements and other instruments as are deemed by the Committee to be necessary for the administration and implementation of the Plan.
c.	Interpretation of Plan. The Committee has the power to interpret and construe the Plan and all related Options and agreements. All decisions, interpretations and determinations of the Committee with respect to the Plan will be final and binding on all Optionees and all persons deriving their rights from Optionees.
d.	Indemnification. Each member of the Board and the Committee is indemnified and held harmless by the Company against any cost or expense (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a member may have as a Director or otherwise under the by-laws of the Company or a Subsidiary, any agreement, any vote of shareholders or disinterested directors, or otherwise.
SECTION 4. ELIGIBILITY
a.	General Rule. Options may be granted to full-time salaried officers and key employees of the Company or any Subsidiary.
b.	Ten-Percent Stockholders. An individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries (as determined in accordance with Section 424(d) of the Code) will not be eligible for the grant of an ISO unless (i) the Exercise Price is at least 110% of the Fair Market Value of a Share on the date of grant and (ii) the Option by its terms is not exercisable after the expiration of 5 years from the date of grant.

SECTION 5. STOCK SUBJECT TO PLAN
a.	Basic Limitation. Shares offered under the Plan may be authorized but unissued Shares or Shares reacquired by the Company. The aggregate number of Shares that may be issued under the Plan on exercise of Options may not exceed 500,000 Shares, subject to adjustment as provided in Section 8. The aggregate number of Shares that may be issued as ISOs is 500,000 Shares. The number of Shares that are subject to Options outstanding at any time under the Plan must not exceed the number of Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, at all times will reserve and keep available sufficient Shares to satisfy the requirements of the Plan.
b.	Additional Shares. If any outstanding Option expires, is canceled or otherwise terminates for any reason, the Shares allocable to the unexercised portion of that Option will be available again for purposes of the Plan. Shares which are used to pay the exercise price of an Option and Shares withheld to satisfy tax withholding obligations will not be available for further grants of Options under the Plan.
SECTION 6. TERMS AND CONDITIONS OF OPTIONS
a.	Stock Option Agreement. Each grant of an Option under the Plan will be evidenced by a Stock Option Agreement between the Optionee and the Company. The Option will be subject to terms and conditions that are consistent with the Plan and that the Board deems appropriate for inclusion in the Stock Option Agreement. The provisions of Stock Option Agreements entered into under the Plan need not be identical.
b.	Number of Shares. Each Stock Option Agreement will specify the number of Shares that are subject to the Option and will provide for the adjustment of that number in accordance with Section 8. The Stock Option Agreement also will specify whether the Option is an ISO or NQSO. However, if any portion of an Option does not meet the requirements to qualify as an ISO, that portion will be a NQSO.
c.	Exercise Price. Each Stock Option Agreement will specify the Exercise Price. The Exercise Price under any Option will be determined by the Committee in its sole discretion, except that the Exercise Price may not be less than 100% of the Fair Market Value of a Share on the date of grant, and any higher percentage required by Section 4(b).
For purposes of the Plan, “Fair Market Value” will be determined in the following manner:
i.	If the Shares are then listed or admitted to trading on a nationally recognized U.S. securities exchange or such other regulated market, or reported on NASDAQ, the Fair Market Value will be determined with reference to the closing price of a Share on such exchange or on NASDAQ as of the last trading day on which the Shares were sold or reported prior to the date of grant.

ii.	If the Shares are not then listed or admitted to trading on a nationally recognized U.S. securities exchange or such other regulated market, or reported on NASDAQ, the Fair Market Value will be determined by the Board, acting in good faith and in its sole discretion, subject to the applicable requirements, if any, of Section 409A of the Code. The determination of the Board will be conclusive and binding.
d.	Limitation on Amount. The aggregate Fair Market Value (determined with respect to each ISO as of the time the ISO is granted) of the Stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under this Plan or any other ISO plan of the Company or any Subsidiary) may not exceed $100,000, or any higher value as may be permitted by 422(d) of the Code. To the extent the limitation is exceeded, the option or portions of the option that exceed the limit will be treated as NQSOs.
e.	Withholding Taxes. The Optionee will make such arrangements as the Committee may require for the satisfaction of any withholding tax obligations that may arise in connection with any taxable event concerning the Optionee that occurs as a result of this Plan. Subject to Section 7(b), the Optionee may pay any or all required withholding taxes by delivering to the Company shares of Stock already owned. The Company may authorize the Optionee to pay any or all required withholding taxes by directing that Shares otherwise deliverable upon exercise of an Option be withheld.

f.	Exercisability. Each Stock Option Agreement will specify when all or any installment of the Option becomes exercisable. The exercisability provisions of any Stock Option Agreement will be determined by the Committee in its sole discretion.
g.	Accelerated Exercisability Upon Retirement. Unless the applicable Stock Option Agreement provides otherwise, all of an Optionee’s Options will become exercisable in full upon the Optionee’s termination of employment due to retirement on or after the Optionee’s attainment of age 65 with 15 years of service with the Company or a Subsidiary.
h.	Basic Term. The Stock Option Agreement will specify the term of the Option. The Committee, in its sole discretion, will determine when an Option is to expire, except that the term may not exceed 10 years from the date of grant, and any shorter term required by Section 4(b).
i.	Nontransferability. No Option may be transferred by the Optionee other than by beneficiary designation, will or the laws of descent and distribution, except as may otherwise be determined by the Board with respect to NQSOs only. An Option may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative or, with respect to NQSOs only, by any permitted transferee of the Optionee or by that permitted transferee’s guardian or legal representative. No Option or interest in it may be pledged or hypothecated by the Optionee during the Optionee’s lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process. The Committee, in its sole discretion, may restrict transferability in any Stock Option Agreement further than otherwise provided in this subsection.
j.	Termination of Employment (Except by Death). If an Optionee’s employment terminates for any reason other than the Optionee’s death, then the Optionee’s Options will expire on the earliest of the following:
i.	The expiration date determined pursuant to subsection (h) above;

ii.	The date 90 days after the termination of the Optionee’s employment for any reason other than Cause or permanent disability within the meaning of Section 22(e)(3) of the Code (“Disability”);

iii.	The date of the termination of the Optionee’s employment for Cause; or

iv.	The date 12 months after the termination of the Optionee’s employment by reason of Disability.
Notwithstanding the provisions of subsection (j)(ii) above, and subject to subsection (h), the Committee in its sole discretion, may permit an Optionee to exercise his or her Options on a date more than 90 days after the termination of the Optionee’s employment for reasons other than Cause, Disability or Death. If the Option is exercised after that date, the exercised Option may not qualify for favorable tax treatment as an ISO.
For purposes of the Plan, “Cause” means (i) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, (ii) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (iii) negligence or misconduct in the performance of Optionee’s duties or (iv) material breach of Optionee’s obligations under any agreement or arrangement with the Company, a Subsidiary or any affiliate thereof (including under the terms of any loan made to the Optionee).
The Optionee may exercise all or part of his or her Options at any time before the expiration of the Options under this subsection, but only to the extent that the Options had become exercisable before the Optionee’s employment terminated (or became exercisable as a result of the termination). If the Optionee dies after termination of employment but before the expiration of the Optionee’s Options, all or part of the Options may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired the Options directly from the Optionee by beneficiary designation, bequest or inheritance, or in the case of NQSOs only, by other transfer, if permitted, but in any event only to the extent that the Options had become exercisable before the Optionee’s employment terminated (or became exercisable as a result of the termination).

k.	Leaves of Absence. For purposes of subsection (j) above, a bona fide leave of absence will not be deemed a termination of employment if the leave was approved by the Company in writing and if continued crediting of service for this purpose is expressly required by the terms of the leave or by applicable law (as determined by the Company).
l.	Death of Optionee. If an Optionee dies while employed by the Company, then his or her Options expire on the earlier of the following dates:
i.	The expiration date determined pursuant to subsection (h) above;
or
ii.	The date 12 months after the Optionee’s death.
At any time before the expiration of the Options under the preceding sentence, all or part of the Optionee’s Options may be exercised by the executors or administrators of the Optionee’s estate or by any person who has acquired the Options directly from the Optionee by beneficiary designation, bequest or inheritance, or in the case of NQSOs only, by other transfer, if permitted, but in any event only to the extent that the Options had become exercisable before the Optionee’s death or became exercisable as a result of death.
m.	No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, has no rights as a stockholder with respect to any Shares covered by an Option until the person becomes entitled to receive the Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms of the Option.
n.	Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Committee may modify or extend outstanding Options. However, without the consent of the Optionee, no modification may impair the Optionee’s rights or increase the Optionee’s obligations under the Option.
o.	Restrictions on Transfer of Shares. Any Shares issued on exercise of an Option will be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. The restrictions will be set forth in the applicable Stock Option Agreement and will apply in addition to any restrictions that may apply to holders of Shares generally. The Company will be under no obligation to sell or deliver Shares on exercise of Options under the Plan unless the Optionee executes an agreement giving effect to the restrictions in the form prescribed by the Company.
p.	Additional Grants. If otherwise eligible, and within the discretion of the Committee, an Optionee may be granted an additional Option or Options under this Plan or any other share option or purchase plan of the Company.
q.	No Repricing. Absent shareholder approval, neither the Committee nor the Board shall have any authority, with or without the consent of the affected Optionee, to “reprice” an Optionee’s Option in the event of a decline in the price of Company Stock after the date of its initial grant either by reducing the exercise price from the original exercise price or through cancellation of an outstanding Option in connection with regranting of a new Option at a lower price to the same individual. This paragraph may not be amended, altered or repealed by the Board or the Committee without approval of the shareholders of the Company.
r.	No Reloading. No Option shall provide for the automatic grant of replacement or reload Options upon the Optionee exercising the Option and paying the Exercise Price by tendering Shares of Company Stock, net exercise or otherwise. This paragraph may not be amended, altered or repealed by the Board or the Committee without approval of the shareholders of the Company.
s.	Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. Each Stock Option Agreement with respect to an ISO will require the Optionee to notify the Company of any disposition of Shares of Company Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) within ten days of such disposition.

t.	Option Recoupment Pursuant to Compensation Recovery Policy. All Options granted under this Plan are subject to recoupment pursuant to any compensation recovery policy now or hereafter adopted by the Company, and the acceptance of any Option grant and the exercise of any Option are deemed to be agreement by the Optionee to the terms of such policy or policies.
SECTION 7. PAYMENT FOR SHARES
a.	General Rule. The entire Exercise Price of Shares issued under the Plan is payable in cash or cash equivalents when the Shares are purchased, except as otherwise provided in this Section.
b.	Surrender of Stock. All or any part of the Exercise Price, plus the amount of any withholding taxes for which such payment is permitted by the Company, may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee and that are acceptable to the Committee. These Shares will be surrendered to the Company in good form for transfer and will be valued at their Fair Market Value on the date the Option is exercised. The Optionee will not surrender, or attest to the ownership of, Shares in payment of the Exercise Price or any withholding taxes if the Committee determines that action would result in adverse accounting consequences for the Company.
c.	Exercise/Sale. Payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell the Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.
d.	Exercise/Pledge. Payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge the Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.
SECTION 8. ADJUSTMENT OF SHARES
a.	Adjustment for Change in Capitalization. If the outstanding shares of Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the Committee will make such appropriate and proportionate adjustments as it deems necessary or appropriate in one or more of (i) the number of Shares specified in Section 5, (ii) the number of Shares covered by each outstanding Option and (iii) the Exercise Price under each outstanding Option.
b.	Other Adjustments. Except as may otherwise be provided in any applicable Stock Option Agreement, in the event of any transaction or event described in Section 8(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in applicable laws, regulations or accounting principles, and whenever the Committee determines that action is appropriate with respect to any Options granted under the Plan to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate (except for any action which would subject affected Options to, or result in a violation of, Section 409A of the Code), is hereby authorized to take any one or more of the following actions prior to the occurrence of such transaction or event:
i.	To provide for either (A) cancellation of outstanding Options in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise such Options (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 8(b) the Committee determines in good faith that no amount would have been attained upon the exercise of such Options, then such Options may be cancelled by the Company without payment) or (B) the replacement of such Options with other rights or property selected by the Committee in its sole discretion;

ii.	To provide that outstanding Options be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
iii.	To make adjustments in the number and type of Shares of Company Stock subject to outstanding Options and/or in the terms and conditions (including the grant and exercise price) of outstanding Options and options which may be granted in the future;
iv.	To provide that outstanding Options will be exercisable or fully vested with respect to all Shares covered thereby; and
v.	To provide that outstanding Options cannot vest or be exercised after such event.
c.	Reservation of Rights. Except as provided in this Section, an Optionee has no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will not affect, and no adjustment by reason of it will be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
SECTION 9. SECURITIES LAW REQUIREMENTS
Shares may not be issued under the Plan unless the issuance and delivery of these Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated under it, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities then may be traded.
SECTION 10. NO RETENTION RIGHTS
Nothing in the Plan or in any Option granted under the Plan will confer on the Optionee any right to continue in the employ of the Company for any period of time or will interfere with or otherwise restrict the rights of the Company (or any Subsidiary) or of the Optionee, which rights are expressly reserved by each, to terminate his or her employment at any time and for any reason.
SECTION 11. DURATION AND AMENDMENTS
a.	Term of the Plan. Subject to the approval of the Company’s shareholders, the Plan is effective as of March 8, 2011, the date of its adoption by the Board. If the shareholders fail to approve the Plan within 12 months after its adoption by the Board, any grants of Options that have already occurred will be rescinded, and no additional grants will be made. The Plan will terminate automatically on March 8, 2021, 10 years after its adoption by the Board, and may be terminated on any earlier date pursuant to subsection (b) below.
b.	Right to Amend or Terminate the Plan. The Board or the Committee may amend, suspend or terminate the Plan at any time and for any reason. However, any amendment of the Plan that increases the number of Shares available for issuance under the Plan (except as provided in Section 8) or materially changes the class of persons who are eligible for the grant of Options, and any amendment to the repricing provision of Section 6(q) or the reloading provision of Section 6(r), is subject to the approval of the Company’s shareholders. Shareholder approval will not be required for any other amendment of the Plan.
c.	Effect of Amendment or Termination. No Shares will be issued or sold under the Plan after its termination, except on exercise of an Option granted prior to the termination. No amendment, suspension, or termination of the Plan will, without the consent of the holder, alter or impair any rights or obligations under any Option previously granted under the Plan.

SECTION 12. APPLICABLE LAW
The Plan and all Options granted under it will be construed and interpreted in accordance with, and governed by, the laws of the State of New York, other than its laws regarding choice of law.
SECTION 13. SECTION 409A
All Options granted under this Plan are intended to be exempt from Section 409A of the Code and will be construed accordingly. Notwithstanding any other provision of the Plan, the Committee reserves the right to unilaterally amend or modify any Stock Option Agreement under the Plan to the minimum extent necessary so that any Option granted qualifies for an exemption under Section 409A of the Code. However, the Company will not be liable to any Optionee or beneficiary with respect to any benefit related adverse tax consequences arising under Section 409A or other provision of the Code.
SECTION 14. EXECUTION
To record the adoption of the Plan by the Board of Directors, the Company has caused its authorized officer to execute it this  _____ day of  _____, 2011.

ASTRONICS CORPORATION

By:

Its: